EXHIBIT 2
         to SCHEDULE 13D



                                                                October 20, 2003

Open Text Corporation
Dear Sirs:

         This letter sets out the terms and conditions upon which the undersigned agree to support a tender offer (the "Offer") that your wholly-owned subsidiary ("Offeror") will make to purchase all of the issued and outstanding shares of common stock (the "Shares") of IXOS Software AG (the "Company") on the terms of a Business Combination Agreement dated October 20, 2003 between you ("Open Text"), the Offeror and the Company (the "BCA"). Capitalized terms used herein and not defined herein shall have the meanings set forth in the BCA.

         Each of the undersigned represent and warrant to the Offeror that as of the date hereof it is the sole beneficial owner of an aggregate of the number of Shares set forth under its name below (collectively the "Seller's Shares"), that it has the exclusive right to dispose of the Seller's Shares as provided in this letter and that the Seller's Shares to be acquired by the Offeror from the Undersigned pursuant to the Offer will be acquired with good and marketable title, free and clear of any and all liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

         Subject to the terms and conditions of this letter and unless this letter and the obligations of the undersigned hereunder have terminated as provided herein, the undersigned (i) agree to declare the acceptance of the Offer of the Offeror on the first banking day after the publication of the Offer following the formalities set forth in the Offer documents, and (ii) agree not to challenge or withdraw from any such acceptance, instructing their respective banks to accept the Offer and properly execute the transfer of the Sellers' Stock under the Offer, which instruction shall include the transfer of all rights in the Sellers' Stock and all documents certifying these stockholdings. The undersigned will be free to elect to accept either the Cash Consideration or the Share and Warrant Consideration under the Offer. The undersigned shall timely, and in any case without undue delay, follow all instructions issued by the depository bank when executing the Offer that are consistent with the Offer documents. Each of the undersigned agrees that it will: (a) not take any action of any kind which may reduce the likelihood of success of or delay the take up of and payment for Shares deposited under the Offer or the completion of the Offer; and (b) not option, sell, transfer, pledge (other than a pledge by GapStar, LLC to a lender to secure a bona fide loan made by such lender, a primary purpose of which is not to defeat the intention of the parties under this paragraph), encumber, grant a security interest in, hypothecate or otherwise convey the Seller's Shares, or any right or interest therein, to any person, entity or group or agree to do any of the foregoing. Each of the undersigned agrees, severally and not jointly, solely in its capacity as stockholder of the Company, to support the Offer, including the voting of the Seller's Shares (or delivering a proxy to Open Text to vote on its behalf), if any, to use all commercially reasonable efforts to assist Open Text and the Company to successfully complete the transactions contemplated in the BCA and not to take any action inconsistent with the obligations of the Company under the BCA.

         If the undersigned elect to accept the Share and Warrant Consideration, then each of the undersigned severally and not jointly agrees not to directly or indirectly sell, offer to sell, grant any option for the sale of, assign, transfer, pledge (other than a pledge by GapStar, LLC to a lender to secure a bona fide loan made by such lender, a primary purpose of which is not to defeat the intention of the parties under this paragraph), hypothecate, or otherwise encumber or dispose of any legal or beneficial interest in any of the Shares and Warrants comprising the Share and Warrant Consideration received under the Offer or the Shares received upon exercise of the Warrants (the "Warrant Shares"), or sell short common shares in the capital of Open Text or undertake any monetization or derivative or similar transaction having economic effect that is the same or substantially the same as any of the foregoing, in each case within the period of twelve months after the Closing Date; provided, however, that (i) the foregoing shall not prevent any undersigned from exercising the Warrants at any time prior to the expiration thereof, (ii) each of the undersigned may at any time transfer such Shares, Warrants and Warrant Shares to any Affiliate so long as any such Affiliate agrees in writing in favour of Open Text, as a condition to such transfer, to the restrictions set forth in this paragraph and
(iii) the foregoing shall not prevent any undersigned from selling or otherwise disposing of its Shares, Warrants and Warrant Shares in connection with a sale of Open Text, by way of merger, amalgamation, tender offer, consolidation or otherwise. For the purposes hereof, "Affiliate" with respect to a person, any other person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.

         Effective upon the Closing Date, each of the undersigned, on its own behalf and on behalf of its successors and permitted assigned (the undersigned and such person or entity, a "Releasor"), hereby releases and forever discharges the Company and each of its respective Affiliates, successors and assigns, together with their respective officers, directors, servants, employees and agents (each a "Releasee" and collectively the "Releasees"), from all causes of action, damages, suits, losses, expenses, demands, debts, accounts, liabilities, contracts and all other claims and rights whatsoever existing up to or on date hereof or hereafter arising (collectively, the "Claims") which the respective Releasor now has or may hereafter have against the Releasees relating directly or indirectly to (a) the Participation Agreement dated August 12, 2002 between each of the undersigned and the Company; and (b) the Registration Rights Agreement dated September 17, 2002 between each of the undersigned and the Company (collectively, the "Agreements"). Each of the undersigned, on its own behalf and on behalf of its successors and permitted assigns represents and warrants, severally and not jointly, to Open Text that it has not made any claims or commenced any action or proceeding, and that to the best of its actual knowledge, without investigation, there is no factual basis or circumstance that would support any such claim, action or proceeding, in each case as of the time of execution of this letter, and agrees, severally and not jointly, not to make any claim or commence any action or proceeding relating directly or indirectly to the Agreements, in each case against the Releasees or any person, firm, corporation or other entity in which any claim, action or proceeding would arise against any of the Releasees for contribution or indemnity or other relief from, over and against any such Releasee or which otherwise results in any such Releasee suffering or incurring any liability, damages, costs or expenses, whether under common law or by equity or by statute or contract or otherwise.

         Neither any undersigned nor any of its representatives, agents, officers, directors, employees, controlling shareholders or general partner shall, in its capacity as a stockholder of the Company, directly or indirectly in any manner (a) entertain, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its Shareholders) with respect to, (b) furnish or cause to be furnished any information to any persons or entities (other than Open Text and the Offeror) in connection with, (c) engage in negotiations concerning or have any substantive discussions with any such third party proposing, (d) endorse or recommend a proposal of, (e) enter into any contract or understanding relating to, or (f) otherwise facilitate any effort or attempt to make or implement, in each case, a Competing Transaction. Each undersigned shall, unless it is advised by outside counsel that such disclosure is not permitted by applicable statutory confidentiality obligations, notify Open Text and the Offeror immediately if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with, it in its capacity as a stockholder of the Company, or any of its of its representatives, agents, officers, directors, employees, controlling shareholders or general partner acting on its behalf in such capacity, and provide Open Text and the Offeror with a copy of the material terms and conditions of such Competing Transaction and any agreement that the undersigned proposes to enter into in respect of such Competing Transaction and access to all information provided by the undersigned to the party proposing the Competing Transaction to the extent not previously provided to Open Text and the Offeror. Each undersigned shall be responsible for any breach by its representatives, agents, officers, employees, controlling shareholders or general partner of any of this provision. Neither any of the undersigned nor any of its representatives agents, officers, directors, employees, controlling shareholders or general partner will, in its capacity as a stockholder of the Company, recommend or actively support any Competing Transaction launched by any third party during the time from the Signing Date until the Expiration Date of the Offer, provided that if the Competing Transaction constitutes a Superior Tender Offer and is recommended by the Company's Supervisory Board pursuant to its fiduciary duty under German Takeover Law, then unless this letter and the obligations of the undersigned hereunder are or have terminated as provided in the immediately following paragraph below, the undersigned's obligations under this paragraph and the third paragraph hereof shall terminate and the undersigned shall have no obligation to support the Offer, and further provided that if the Company's Supervisory Board subsequently determines to recommend the Offer as it may be amended or replaced by Open Text and the Offeror, the obligations of the undersigned under this paragraph and the third paragraph hereof shall continue in effect and the undersigned shall suspend and cease any negotiations or other discussions in respect of any Competing Transaction or any inquiry or proposal relating thereto. For the purposes hereof, "Competing Transaction" means any proposal or any transaction (other than as contemplated by the BCA) regarding (i) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction or series of related transactions involving the Company or any of its subsidiaries; (ii) any loans, advances or capital contributions to, or other investments in the Company, other than as contemplated by the BCA; (iii) any sale, lease, exchange, transfer, license or other disposition of any material portion of assets of the Company or any of its subsidiaries out of the ordinary course of business other than as contemplated by the BCA; (iv) any tender offer, take-over bid, exchange offer or similar transaction or series of related transactions made by any party or entity involving the acquisition or lock up of 10% or more of the outstanding Shares, coupled with or followed by an offer for the balance of the outstanding Shares, other than as contemplated by the BCA; (v) the acquisition by any party or any group of persons acting jointly or in concert (other than the Purchaser and its Affiliates), directly or indirectly, of beneficial ownership of, or the formation of any group of persons acting jointly or in concert to acquire beneficial ownership of, 10% or more of the then outstanding Shares of the Company or any of its subsidiaries, which is coupled with or followed by an offer for the balance of the outstanding Shares; or (vi) any other substantially similar transaction or series of related transactions that would hinder the consummation of the transactions contemplated by, or otherwise defeat the purposes of, the BCA.

         This letter and the obligations of the Parties thereunder shall terminate upon the following, except for the final paragraph of this letter, which shall survive in the event of a termination pursuant to clause (i) below as a result of the BCA being terminated pursuant to Section 20.1(g) thereof: (i) the termination of the BCA in accordance with its terms; (ii) the failure to receive any required approval of the undersigned's acquisition of the Shares, the Warrants and the Warrant Shares under applicable antitrust and cartel laws (provided such approval does not require any divestitures or similar actions), unless waived by all parties to this letter; (iii) by the undersigned in the event that the undersigned do not consent in writing to any amendment thereto that modifies the consideration to be offered to the undersigned (other than an increase in such consideration) by notice in writing to Open Text given within two banking days of receipt of notice of such amendment; or (iv) any of the Offer Conditions has not been satisfied on or prior to the time of expiration of the Offer on the Expiration Date and has not been waived by Open Text, and Open Text having delivered notice thereof to the undersigned.

         The undersigned agree that if (A) (i) the Offeror has published the Offer in accordance with the BCA, (ii) a competing bidder (other than Open Text or its Affiliates) subsequently launches a Superior Tender Offer on or prior to March 1, 2004 and (iii) such Superior Tender Offer is consummated resulting in a majority of the outstanding share capital of the Company being acquired by any person other than Open Text and its Affiliates and (B) the price per share of common stock of the Company paid to the undersigned pursuant to such Superior Tender Offer exceeds by 20% or more the value of the Share and Warrant Consideration offered for each share of common stock of the Company under the Offer, the undersigned shall thereupon be jointly and severally obliged to immediately pay to Open Text an aggregate amount in cash equal to (euro)600,000. Such amount shall be allocated among the undersigned as determined by the undersigned in their sole discretion. This payment obligation is not dependent upon any undersigned or any of its representatives, agents, officers, directors, employees or controlling shareholders or general partner being in breach of any of the covenants set forth in this letter. In the event (i) of any willful breach by any undersigned of any provision of this letter and (ii) that a majority of the outstanding share capital of the Company is acquired in a Competing Transaction announced by any person other than Open Text and/or its associated companies or Affiliates on or prior to April 1, 2004, the undersigned shall thereupon be obliged to pay to Open Text, concurrent with their receipt of proceeds in connection with such Competing Transaction, an amount equal to 20% of the amount, if any, by which the price per share of common stock of the Company paid to the undersigned under the Competing Transaction exceeds the value of the Share and Warrant Consideration offered for each share of common stock of the Company under the Offer. Such amount shall be paid, at the election of the undersigned, in cash or in the consideration paid in such Competing Transaction.

         This letter shall be governed by the laws of the State of New York without regard to the conflicts of law principles thereof. For the purposes of this letter and the purposes of the transactions contemplated hereby, the undersigned shall be represented by GAP LP as their duly authorized representative, and all actions, declarations and representations made by GAP LP are binding on the undersigned.


General Atlantic Partners (Bermuda), L.P.               GAP Coinvestment Partners II, L.P.
By GAP (Bermuda) Limited, its General Partner ("GAP     374,387 Shares
LP")
4,982,138 Shares

By: /s/ Matthew Nimetz                                  By:  /s/ Matthew Nimetz
    -----------------------------------------------          ----------------------------------
        Matthew Nimetz                                           Matthew Nimetz
        Vice President                                           A General Partner

GapStar, LLC by General Atlantic Partners, LLC, its     GAPCO GmbH & Co. KG By GAPCO Management
sole member                                             GmbH, its general partner
374,456 Shares                                          8,019 Shares

By: /s/ Matthew Nimetz                                  By:  /s/ Matthew Nimetz
    -----------------------------------------------          ----------------------------------
        Matthew Nimetz                                           Matthew Nimetz
        A Managing Member                                        Managing Director


Accepted and agreed to on the 20th day of October, 2003.

OPEN TEXT CORPORATION


By: /s/ Tom Jenkins
    ----------------------------------------------------
        Tom Jenkins
        Chief Executive Officer